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                                                                      EXHIBIT 11

                  US FACILITIES CORPORATION AND SUBSIDIARIES

                       Computation of Earnings per Share

     The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each quarter ended March 31, as follows:

                                 (000 OMITTED)

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
                                                    1995         1994
                                                   ------       ------
Net Income                                         $2,922       $  600
                                                   ======       ======
Weighted average shares outstanding during
the period                                          5,556        5,744

Common stock equivalent shares                         33          217
                                                   ------       ------
Common and common stock equivalent shares
outstanding for purposes of calculating
income per share                                    5,589        5,961


Incremental shares to reflect full dilution            40           --
                                                   ------       ------

Total shares for purpose of calculating fully
diluted income per share                            5,629        5,961
                                                   ======       ======

Primary net income per share                       $ 0.52       $ 0.10
                                                   ======       ======

Fully diluted net income per share                 $ 0.52       $ 0.10
                                                   ======       ======
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